Exhibit 5.1

[HAYNES AND BOONE, LLP LETTERHEAD]

June 25, 2020

VAALCO Energy, Inc.

9800 Richmond Avenue, Suite 700

Houston, Texas 77042

Re: VAALCO Energy, Inc. Post-Effective Amendments to Registration Statements on Form S-8 (File Nos. 333-197180 and 333-218824)

Ladies and Gentlemen:

We have acted as counsel to VAALCO Energy, Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the preparation of the Company’s Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-197180 and Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-218824 (collectively, the “Post-Effective Amendment”) under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “SEC”) on the date hereof.

On July 1, 2014, the Company filed a Registration Statement on Form S-8 (File No. 333-197180) (the “2014 Form S-8”) with the SEC for the purpose of registering 4,600,000 shares of the Company’s common stock, par value $0.10 per share (“Common Stock”) issuable to participants under the VAALCO Energy, Inc. 2014 Long Term Incentive Plan (the “2014 Plan”).

On June 19, 2017, the Company filed a Registration Statement on Form S-8 (File No. 333-218824) (the “2017 Form S-8”) with the SEC for the purpose of, among other things, registering an additional 2,563,897 shares of Common Stock issuable to participants under the 2014 Plan.

On April 27, 2020, the Board of Directors of the Company adopted, subject to stockholder approval, the VAALCO Energy, Inc. 2020 Long Term Incentive Plan (the “2020 Plan”). On June 25, 2020, at the Company’s 2020 Annual Meeting of Stockholders, the 2020 Plan was approved by the Company’s stockholders by the affirmative vote of a majority of the votes cast in person or by proxy.

Pursuant to the terms of the 2020 Plan, the maximum number of shares of Common Stock that may be delivered pursuant to awards granted under the 2020 Plan is (i) 5,500,000 plus (ii) any awards under the 2014 Plan that were outstanding on April 27, 2020 and that, on or after such date, are forfeited, expire or are canceled or settled in cash (any such shares of Common Stock described in this clause (ii), the “2014 Carryover Shares”).

The purpose of the Post-Effective Amendment is to, among other things, amend the 2014 Form S-8 and the 2017 Form S-8 to reflect that the 2014 Carryover Shares, consisting of an aggregate of 2,898,460 shares of Common Stock that were subject to outstanding awards under the 2014 Plan as of April 27, 2020, may become available for issuance under the 2020 Plan as a result of the forfeiture, expiration, cancellation or settlement in cash of such outstanding awards, and which 2014 Carryover Shares remain registered on the 2014 Form S-8 and 2017 Form S-8. In connection with the potential issuance of the 2014 Carryover Shares under the 2020 Plan, we have provided the opinion set forth below.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

The opinion expressed herein is limited exclusively to the General Corporation Law of the State of Delaware, as currently in effect, and we have not considered, and express no opinion on, any other laws.

In rendering the opinion set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Restated Certificate of Incorporation of the Company, as amended through May

VAALCO Energy, Inc.

June 25, 2020

7, 2014, and the Second Amended and Restated Bylaws of the Company, as amended through December 22, 2015, (ii) certain resolutions of the board of directors of the Company related to the approval of the 2020 Plan, the filing of the Post-Effective Amendment and the issuance of the 2014 Carryover Shares under the 2020 Plan, (iii) each of the 2014 Plan and the 2020 Plan, (iv) each of the 2014 Form S-8 and the 2017 Form S-8 and all exhibits thereto; (v) the Post-Effective Amendment and all exhibits thereto, (vi) a certificate executed by an officer of the Company, dated as of the date hereof, and (vii) such other records, documents and instruments as we considered appropriate for purposes of the opinion stated herein.

In making the foregoing examinations, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents submitted to us as certified, conformed or photostatic copies thereof and the authenticity of the originals of such latter documents. As to all questions of fact material to the opinion stated herein, we have, without independent third-party verification of their accuracy, relied in part, to the extent we deemed reasonably necessary or appropriate, upon the representations and warranties of the Company contained in such documents, records, certificates, instruments or representations furnished or made available to us by the Company.

In rendering the opinion set forth below, we have assumed that, at the time of the issuance of the 2014 Carryover Shares, (i) the resolutions of the board of directors referred to above will not have been modified or rescinded, (ii) there will not have occurred any change in the law affecting the authorization, execution, delivery, validity or fully paid status of the Common Stock, and (iii) the Company will receive consideration for the issuance of the 2014 Carryover Shares as required by the 2020 Plan, which is at least equal to the par value of the Common Stock.

Based on the foregoing, and subject to the assumptions, qualifications, limitations, and exceptions set forth herein, we are of the opinion that upon the issuance of the 2014 Carryover Shares in accordance with the terms of the 2020 Plan, the 2014 Carryover Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment and to all references to us in the Post-Effective Amendment. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder. This opinion is given as of the date hereof and we assume no obligation to update or supplement such opinion after the date hereof to reflect any facts or circumstances that may thereafter come to our attention or any changes that may thereafter occur.

Very truly yours,

/s/ Haynes and Boone, LLP

HAYNES AND BOONE, LLP